Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of August 28, 2020, by and between Steadfast Apartment REIT Operating Partnership, L.P., f/k/a Steadfast Income REIT Operating Partnership, L.P. a Delaware limited partnership (the “Acquiror”), and Steadfast Apartment REIT III Operating Partnership, L.P., a Delaware limited partnership (the “Company”).

WHEREAS, Steadfast Apartment REIT, Inc., a Maryland corporation and the general partner of the Acquiror and the Company have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and fair to, and in the best interests of, such party and its limited partners;

WHEREAS, pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, the Company, in accordance with the Delaware Limited Partnership Act (the “DLPA”), will merge with and into the Acquiror, with the Acquiror as the Surviving Partnership (the “Merger”); and

WHEREAS, for U.S. federal and applicable state income tax purposes, the Merger will be treated as an “assets over” “partnership merger” governed by Treasury Regulations Section 1.708-1(c)(3)(i), with Acquiror being the “resulting partnership” and the Company terminating.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 17-211 of the DLPA the Company shall be merged with and into the Acquiror at the Effective Time (as hereinafter defined). Following the Effective Time, the separate existence of the Company shall cease, and the Acquiror shall continue as the surviving entity (the “Surviving Partnership”). The effects and consequences of the Merger shall be as set forth in this Agreement and the DLPA.

2. Effective Time.

(a) Subject to the provisions of this Agreement, on the date hereof, the parties shall duly prepare, execute and file a certificate of merger (the “Certificate of Merger”) complying with Section 17-211 of the DLPA with the Secretary of State of the State of Delaware with respect to the Merger. The Merger shall become effective at 9:04 A.M. EST as set forth in the Certificate of Merger (the “Effective Time”).

(b) The Merger shall have the effects set forth in the DLPA. Without limiting the generality of the foregoing, from the Effective Time: (i) all the properties, rights, privileges, immunities, powers and franchises of the Company shall vest in the Acquiror, as the Surviving Partnership, and (ii) all debts, liabilities, obligations and duties of the Company shall become the debts, liabilities, obligations and duties of the Acquiror, as the Surviving Partnership.

3. Organizational Documents. The limited partnership agreement of the Acquiror in effect at the Effective Time shall be amended and restated into substantially the form attached hereto as Exhibit A (the “Surviving LPA”) immediately prior to the Effective Time and shall become the limited partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by the DLPA, and the certificate of formation of the Acquiror in effect at the Effective Time shall be the certificate of information of the Surviving Partnership until thereafter amended as provided therein or by the DLPA.

4. Directors and Officers. The directors and officers of the Acquiror immediately prior to the Effective Time shall be the directors of the Surviving Partnership from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and by-laws of the Surviving Partnership or as otherwise provided by the DLPA.

5. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror or the Company:

(a) All of the partnership interests of the Company (the “Company Partnership Interests”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the partnership interests in Acquiror in accordance with the Surviving LPA, of the Surviving Partnership having the substantially the same rights, privileges and obligations as provided by the Company (the “Surviving Partnership Interests”); each Company Partnership Interests that is owned by the Acquiror or the Company will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; and

(b) each partnership interests of Acquiror issued and outstanding immediately prior to the Effective Time shall remain outstanding following the consummation of the Merger.

6. Income Tax Treatment. The parties intend that, for U.S. federal and applicable state income tax purposes, the Merger will be treated as an “assets over” “partnership merger” governed by Treasury Regulations Section 1.708-1(c)(3)(i), with Acquiror being the “resulting partnership” and the Company terminating.

7. Entire Agreement. This Agreement together with the Certificate of Merger constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties, and agreements, both written and oral, with respect to such subject matter.

8. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

10. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STEADFAST INCOME REIT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership
By: STEADFAST APARTMENT REIT, INC., its general partner

By:	/s/ Ella S. Neyland
Name: Ella S. Neyland
Title: President and Chief Financial Officer

STEADFAST APARTMENT REIT III OPERATING PARTNERSHIP, L.P., a Delaware limited partnership
By: STEADFAST APARTMENT REIT, INC., its general partner

By:	/s/ Ella S. Neyland
Name: Ella S. Neyland
Title: President and Chief Financial Officer

Exhibit A

Surviving Partnership Agreement